Exhibit 23.2

CONSENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in the Registration Statement on Form S-1/A of Communication Intelligence Corporation and its subsidiary of our report dated March 22, 2007 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern), which appears on page F-15 of this registration statement on Form S-1/A and to the use of our name, and the statements with respect to us, under the heading Experts in the prospectus.

/s/ GHP HORWATH, P.C.

Denver, Colorado

December 19, 2007